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                                                                      EXHIBIT 23




            Consent of Independent Registered Public Accounting Firm


The Board of Directors
Hasbro, Inc.:

We consent to the incorporation by reference in the Registration Statements Nos. 2-78018, 2-93483, 33-57344, 33-59583, 333-38159, 333-10404, 333-10412,
333-34282, 333-110000, 333-110001, 333-110002 and 333-129618 on Form S-8 and
Nos. 33-41548, 333-44101, 333-82077, 333-83250 and 333-103561 on Form S-3 of
Hasbro, Inc. of our reports dated February 21, 2006, with respect to the consolidated balance sheets of Hasbro, Inc. and subsidiaries as of December 25, 2005 and December 26, 2004, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the fiscal years in the three-year period ended December 25, 2005 and the related consolidated financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting as of December 25, 2005 and the effectiveness of internal control over financial reporting as of December 25, 2005, which reports appear in the December 25, 2005 annual report on Form 10-K of Hasbro, Inc. Our report refers to a change in the method used to compute diluted earnings per share, and a change in the method used to account for certain financial instruments with characteristics of liabilities and equity.



/s/ KPMG LLP


Providence, Rhode Island
February 21, 2006